Exhibit 5.1

July 21, 2017

Pensare Acquisition Corp.

1720 Peachtree Street, Suite 629

Atlanta, GA 30309

Re:	Pensare Acquisition Corp.

Registration Statement on Form S-1

(File Number 333-219162)

Ladies and Gentlemen:

Pensare Acquisition Corp., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-1, as amended (Registration No. 333-219162) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the underwritten public offering by the Company of up to 28,750,000 units of the Company (the “Units”) (including up to 3,750,000 Units subject to the Underwriters’ (as defined below) over-allotment option), each Unit consisting of:

(i)          one share of the Company’s common stock, par value $0.001 per share (“Common Stock,” and the shares of Common Stock underlying the Units, the “Shares”), for an aggregate of up to 28,750,000 Shares (including up to 3,750,000 Shares included in the Units subject to the Underwriters’ over-allotment option); and

(ii)          one right (“Right”) entitling the holder to receive one-tenth of one share of Common Stock to be issued under a Right Agreement (the “Right Agreement”) to be entered into by the Company and Continental Stock Transfer & Trust Company (“Continental”), as Warrant Agent, pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) to be executed by the Company and EarlyBirdCapital, Inc., as representative of the underwriters named therein (the “Underwriters”); and

(iii)        one-half of one warrant (each whole warrant, a “Warrant”) with each Warrant entitling the holder to purchase one share of Common Stock, for an aggregate of up to 14,375,000 Warrants (including up to 1,875,000 Warrants included in the Units subject to the Underwriters’ over-allotment option) to be issued under a Warrant Agreement (the “Warrant Agreement”) to be entered into by the Company and Continental, as Warrant Agent, pursuant to the terms of the Underwriting Agreement.  We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement and this opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined copies of such corporate records, agreements, documents and other instruments of the Company and other certificates and documents of officials of the Company, public officials, and others, as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified, or reproduced copies. We have also assumed that (i) upon sale and delivery of the Units, the Shares, the Rights and the Warrants, the certificates representing such Units, Shares, Rights and Warrants will conform to the specimens thereof filed as exhibits to the Registration Statement and will have been duly countersigned by the transfer agent and duly registered by the registrar or, if uncertificated, valid book-entry notations for the issuance of the Units, the Shares, the Rights and the Warrants in uncertificated form will have been duly made in the register of the Company; (ii) at the time of execution, countersigning, issuance, and delivery of the Rights, the Right Agreement will be a valid and binding obligation of the Right Agent, enforceable against the Right Agent in accordance with its terms; and (iii) at the time of execution, countersigning, issuance, and delivery of the Warrants, the Warrant Agreement will be a valid and binding obligation of the Warrant Agent, enforceable against the Warrant Agent in accordance with its terms. In addition, in providing the opinions herein, we have relied, with respect to matters related to the Company’s existence, upon the certificates referenced above.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications, and limitations stated herein, we are of the opinion that:

1.          When the Underwriting Agreement, the Right Agreement and the Warrant Agreement have been duly executed and delivered by the respective parties thereto and the Units, the Shares, the Rights and the Warrants have been issued and delivered in accordance with the Underwriting Agreement against payment in full of the consideration payable therefor as determined by the Board of Directors of the Company or a duly authorized committee thereof and as contemplated by the Underwriting Agreement, the Units and the Shares, Rights and Warrants included in the Units will be duly authorized, validly issued, fully paid and non-assessable.

2.          When the Underwriting Agreement, the Right Agreement and the Warrant Agreement have been duly executed and delivered by the respective parties thereto and the Rights and the Warrants have been duly executed by the Company and duly countersigned by the Right Agent and the Warrant Agent, respectively, in accordance with the terms of the Right Agreement and the Warrant Agreement and delivered to and paid for by the Underwriters pursuant to the terms of the Underwriting Agreement, the Rights and the Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.           We express no opinion as to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) the General Corporation Law of the State of Delaware. As used herein, the term “General Corporation Law of the State of Delaware” includes the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

B.           The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; and (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law).

C.           This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinions expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus comprising a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP